UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2009

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1330 E. Margaret Avenue, Coeur d'Alene, Idaho	83815
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (208) 665-2002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of the 2010 Stock Option and Stock Bonus Plan

On December 22, 2009, the Board of Directors of Metalline Mining Company (“Metalline”) adopted the 2010 Stock Option and Stock Bonus Plan (the “Plan”).  The  Board adopted this plan as it anticipates utilizing equity compensation as part of its on-going standard corporate operations and in connection with its contemplated activities going forward.

Under the Plan, the lesser of: (i) 30,000,000 shares; or (ii) 10% of the total number of Metalline common shares outstanding are reserved to be issued upon the exercise of options or the grant of stock bonuses.  As such, the Plan is subject to an absolute cap of 30,000,000 shares.  The Plan includes two types of options.  Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended are referred to as incentive options.  Options which are not intended to qualify as incentive options are referred to as non-qualified options.

Metalline intends to submit the Plan to shareholder approval at its next meeting of shareholders.  To date no options or bonuses have been granted under the Plan.

The Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors.  In addition to determining who will be granted options or bonuses, the committee has the authority and discretion to determine when options and bonuses will be granted and the number of options and bonuses to be granted.  The committee also may determine a vesting and/or forfeiture schedule for bonuses and/or options granted, the time or times when each option becomes exercisable, the duration of the exercise period for options and the form or forms of the agreements, certificates or other instruments evidencing grants made under the Plan.  The committee may determine the purchase price of the shares of common stock covered by each option and determine the fair market value per share.  The committee also may impose additional conditions or restrictions not inconsistent with the provisions of the Plan.  The committee may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan.

The committee also has the power to interpret the Plan, and the provisions in the instruments evidencing grants made under it, and is empowered to make all other determinations deemed necessary or advisable for the administration of it.

Participants in the Plan may be selected by the committee from employees, officers, consultants and advisors (including board members) of Metalline and its subsidiary and affiliated companies.  The committee may take into account the duties of persons selected, their present and potential contributions to the success of Metalline and such other considerations as the committee deems relevant to the purposes of the Plan.

In the event of a change, such as a stock split, is made in our capitalization which results in an exchange or other adjustment of each share of common stock for or into a greater or lesser number of shares, appropriate adjustments will be made to unvested bonuses and in the exercise price and in the number of shares subject to each outstanding option.  The committee also may make provisions for adjusting the number of bonuses or underlying outstanding options in the event we effect one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of our outstanding common stock.  Options and bonuses may provide that in the event of the dissolution or liquidation of Metalline, a corporate separation or division or the merger or consolidation of Metalline, the holder may exercise the option on such terms as it may have been exercised immediately prior to such dissolution, corporate separation or division or merger or consolidation; or in the alternative, the committee may provide that each option granted under the Plan shall terminate as of a date fixed by the committee.

The exercise price of any option granted under the Plan must be no less than 100% of the "fair market value" of Metalline’s common stock on the date of grant.  Any incentive stock option granted under the Plan to a person owning more than 10% of the total combined voting power of the common stock must be at a price of no less than 110% of the fair market value per share on the date of grant.

The exercise price of an option may be paid in cash, in shares of Metalline common stock or other property having a fair market value equal to the exercise price of the option, or in a combination of cash, shares and property.  The committee determines whether or not property other than cash or common stock may be used to purchase the shares underlying an option and shall determine the value of the property received.

Payment of Deferred Compensation

To help Metalline conserve its financial resources effective February 2009 each of Metalline’s executive officers (including its Chief Executive Officer, Chief Financial Officer and Executive Vice President) and independent directors agreed to defer a portion of their compensation.  Upon closing a private placement on December 22, 2009, Metalline determined that it is appropriate to pay all amounts of deferred compensation to each Metalline employee, independent director or consultant that deferred a portion of their compensation.  Going forward each of Metalline’s executive officers and independent directors will be compensated in accordance with their compensation levels and arrangements that were in effect immediately prior to their agreeing to defer a portion of their compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)

Date: December 28, 2009	_/s Merlin Bingham_____________
Name: Merlin Bingham
Title: President